CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HEARTLAND FINANCIAL USA, INC.

The undersigned hereby certifies that at a meeting of the stockholders of Heartland Financial USA, Inc., a Delaware corporation (the “Company”), duly called and held on May 16, 2018, the amendments to the Company’s certificate of incorporation set forth below were duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendments have not been subsequently modified or rescinded.

The first and second paragraphs of Article XII of the certificate of incorporation, as heretofore amended, were amended and restated to provide as follows:

ARTICLE XII

BOARD OF DIRECTORS

The number of directors constituting the entire board of directors shall not be less than three nor more than eleven as fixed from time to time by resolution of not less than 66 2/3% of the number of directors which immediately prior to such proposed change had been fixed, in the manner prescribed herein, by the board of directors of the corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office.

No person shall be eligible for election to the board of directors if such person has attained the age of seventy-two (72) years prior to the date of the stockholders’ meeting at which directors are to be elected. Directors need not be stockholders of the corporation.

IN WITNESS WHEREOF, I have executed this certificate this 28th day of August, 2018.

/s/ Angela M. Kelley
Angela M. Kelley Senior Vice President and Secretary